Exhibit 99.1

Belden & Blake Corporation
News Release

5200 Stoneham Road, North Canton, Ohio 44720
Phone: 330-499-1660
Fax: 330-497-5463

Contact:	Bob Peshek Senior Vice President and Chief Financial Officer	FOR IMMEDIATE RELEASE September 26, 2005 E-mail: bpeshek@beldenblake.com

Belden & Blake Announces Extension of Tender Offer For Its
8.75% Senior Secured Notes due 2012

North Canton, Ohio – September 26, 2005 – Belden & Blake Corporation (“Belden & Blake” or the “Company”) announced today that it has extended the expiration of its tender offer (“Tender Offer”) to purchase for cash any and all of its outstanding 8.75% Senior Secured Notes due 2012 in the aggregate principal amount of $192,500,000 (CUSIP Number 077447AE0). The Tender Offer will expire at 9:00 a.m., New York City time on Wednesday, October 12, 2005, unless Belden & Blake extends it further.

Requests for documentation may be directed to Global Bondholder Services Corporation, at (212) 430-3774 (collect; for banks and brokers) or (866) 795-2200 (toll free; for all other than banks and brokers).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Other than as set forth herein, the Tender Offer is being made solely by the Offer to Purchase dated August 26, 2005.

The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of the Company are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company’s access to capital, the market demand for and prices of oil and natural gas, the Company’s oil and gas production and costs of operation, results of the Company’s future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Belden & Blake engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of EnerVest Management Partners, Ltd.

# # #